Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Gelesis Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount registered(1)	Proposed maximum offering price per security(2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid(3)	Equity	Common stock, par value $0.0001 per share	457(c)	35,891,461	$1.36	$48,812,386.96	0.00011020	$5,379.13
		Total Offering Amounts				$48,812,386.96		$5,379.13
		Total Fees Previously Paid				$5,379.13
		Total Fee Offsets				—
		Net Fee Due						$0

(1)
Includes 355,361 shares of common stock previously issued by the registrant to the Selling Securityholder named in the registration statement and up to 35,536,100 shares of common stock that are available to be issued and sold by the registrant to the Selling Securityholder named in the registration statement at the registrant’s election and in its sole discretion, from time to time after the date of the registration statement, upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement described in the registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of Gelesis Holdings, Inc. on the New York Stock Exchange on August 17, 2022 (such date being within five business days of the date that this registration statement was first filed with the SEC) in accordance with Rule 457(c) of the Securities Act.

(3)
The share amounts listed in this table reflect the number of shares previously registered by the registrant on a registration statement on Form S-1 (File No. 333-267016) and do not reflect any subsequent sales or the deregistration of any shares. Accordingly, all registration fees have been previously paid.